SYMBOLLON PHARMACEUTICALS, INC.
                      37 Loring Drive, Framingham, MA 01702
                    Phone: (508) 620-7676 Fax: (508) 620-7111



FOR IMMEDIATE RELEASE

                    SYMBOLLON PHARMACEUTICALS, INC. RECEIVES
                             NASDAQ DELISTING NOTICE

                                       CONTACT: Paul C. Desjourdy, President/COO
                                                 SYMBOLLON PHARMACEUTICALS, INC.
                                                            (508) 620-7676, x202



FRAMINGHAM, MASSACHUSETTS, December 17, 2002 -- Symbollon Pharmaceuticals, Inc. (NASDAQ: SYMBA) announced today that it received a Nasdaq Staff Determination indicating that Symbollon has failed to comply with the minimum $2,500,000 stockholders' equity requirement for continued listing set forth in Nasdaq Marketplace Rule 4310(c)(2)(B), and that its common stock will be delisted from the Nasdaq SmallCap Market at the opening of business on December 20, 2002. Symbollon does not plan to request a hearing before a Nasdaq Listing Qualifications Panel to review the Nasdaq Staff Determination.

The Company believes that its common stock will likely be quoted on the Over-the-Counter Bulletin Board (OTCBB) following delisting from the Nasdaq SmallCap Market.

Symbollon Pharmaceuticals, Inc. is a specialty pharmaceutical company focused on the development and commercialization of proprietary drugs based on its molecular iodine technology. Molecular iodine is the active species of iodine, a proven therapeutic. The Company has developed patented iodine-based technology that it believes maximizes the `therapeutic index' of iodine, thereby making iodine potentially useful in a number of pharmaceutical applications. Symbollon already has completed Phase I and II clinical trials evaluating IoGen(TM) as a potential treatment for fibrocystic breast disease (FBD). IoGen(TM) is an oral tablet that generates molecular iodine in situ (in the stomach of the patient). For more information about Symbollon, please visit the Company's Web site at www.symbollon.com.



This news release contains statements by the Company that involve risks and uncertainties and may constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements reflect management's current views and are based on certain assumptions. Actual results could differ materially from those currently anticipated as a result of a number of factors, including, but not limited to, the risks and uncertainties associated with whether (i) future clinical trial results will support the use of IoGen for the treatment of fibrocystic breast disease, (ii) Symbollon will be able to obtain the resources necessary to complete the development process for IoGen, (iii) IoGen with successfully complete the regulatory approval process,
(iv) competitive products will receive regulatory approval, (v) the Company's ability to enter into new arrangements (including with respect to IoGen) with corporate partners and (vi) such other factors as may be disclosed from time-to-time in the Company's reports as filed with the Securities and Exchange Commission. Given these uncertainties, current or prospective investors are cautioned not to place undue reliance on any such forward-looking statements.